As filed with the Securities and Exchange Commission on November 21, 2012

Registration No. 333-160287

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VanceInfo Technologies Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3/F, Building 8, Zhongguancun Software Park

Haidian District, Beijing 100193

People’s Republic of China

+86 (10) 8282-5266

(Address and telephone number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

(212)894-8800

(Name, address and telephone number of agent for service)

Copies to:

Jeffrey J. Sun, Esq.

Orrick, Herrington & Sutcliffe LLP

47/F, Park Place, 1601 Nanjing Road West

Shanghai 200040

People’s Republic of China

+86 (21) 6109-7000

Approximate Date of Commencement of Proposed Sale to the Public: This Post-Effective Amendment No. 1 to Form F-3 (Registration No. 333-160287) is being filed to deregister the securities registered under such Form F-3.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ¨☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ¨☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ¨☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ¨☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ¨☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
See below (1)	N/A	N/A	N/A	N/A

(1) The registrant is not registering additional securities.

EXPLANATORY NOTE:  DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form F-3 (File No. 333-160287) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by VanceInfo Technologies Inc., a company established under the laws of the Cayman Islands (the “Company”), and became effective on July 8, 2009. The Registration Statement registered for sale by the Company and the selling shareholders named in the Registration Statement and any supplement thereto a total of 8,200,000 ordinary shares, par value $0.001 per share, of the Company (the “Ordinary Shares”) which may be represented by the American depositary shares of the Company (the “ADSs”, and together with the Ordinary Shares, the “Securities”).

Pursuant to an agreement and plan of merger dated August 10, 2012, as amended by the amendment dated August 31, 2012 (the “Merger Agreement”), by and among HiSoft Technology International Limited (“HiSoft”), the Company, Chemistry Merger Sub Inc., a wholly owned subsidiary of HiSoft, and Chemistry Merger Sub II Inc. (“Merger Sub II”), a wholly owned subsidiary of HiSoft, and the plans of merger, dated November 9, 2012 between (i) the Company and Merger Sub; and (ii) the Company and Merger Sub II, the Company became a wholly owned subsidiary of HiSoft, and Hisoft’s name was changed from HiSoft Technology International Limited to Pactera Technology International Ltd (“Pactera”) on November 9, 2012. As a result of the merger, each Ordinary Share of the Company issued and outstanding immediately prior to the effective time of the merger has been cancelled in exchange for the right to receive one common share of Pactera, and each American depositary share of the Company representing one Ordinary Share, has been cancelled in exchange for the right to receive one American depositary share of Pactera.

As a result of the merger, the Company has terminated all offerings of the securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, by means of this Post-Effective Amendment, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form F-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on November 21, 2012.

VanceInfo Technologies Inc.

By:	/s/ Tiak Koon Loh
	Name:	Tiak Koon Loh
	Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Tiak Koon Loh		Chief Executive Officer, Pactera Technology International Ltd. (principal executive officer)	November 21, 2012
Name: Tiak Koon Loh

/s/ Sidney Xuande Huang		Chief Financial Officer, Pactera Technology International Ltd. (principal financial and accounting officer)	November 21, 2012
Name: Sidney Xuande Huang

/s/ Tiak Koon Loh		Director	November 21, 2012
Name: Tiak Koon Loh

/s/ Donald J. Puglisi		Authorized U.S. Representative	November 21, 2012
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates